SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ] Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ] Confidential, for Use of the Commission
[X]  Definitive Proxy Statement         Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec. 240.14a-11 (c) or sec. 240.14a-12

                            STONE ENERGY CORPORATION

                     (Name of Registrant as Specified in its
             Charter) (Name of Person (s) Filing Proxy Statement, if
                           other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table shown below per Exchange Act Rules
    14a-6 (i) (1) and 0-11.

Title of each class of securities to which transaction applies: Aggregate number of securities to which transaction applies:

   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined): Proposed maximum aggregate value of transaction:

Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

                                      LOGO

                            STONE ENERGY CORPORATION

                              Lafayette, Louisiana

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             Thursday, May 18, 2000

To the Stockholders:

         The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Stone Energy Corporation (the "Company") will be held on Thursday, May 18, 2000 at 10:00 a.m., local time, in the Orleans Room, being Room 1130, of the Pan-American Life Conference Center, 601 Poydras Street, New Orleans, Louisiana, for the following purposes:

   (1) To elect four directors to serve until the 2003 Annual Meeting of Stockholders;

   (2) To approve the Company's 2000 Amended and Restated Stock Option Plan authorizing the Compensation Committee to award stock options to purchase up to 2,500,000 shares of Common Stock to employees, including officers, of the Company. The 2000 Amended and Restated Stock Option Plan will amend and restate the Company's two existing employee stock option plans, the 1993 Stock Option Plan and the 1999 Stock Option Plan;

   (3) To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

   (4) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

         The close of business on March 23, 2000, was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By Order of the Board of Directors

                                              /s/ Andrew L. Gates, III
                                              -------------------------
                                                  Andrew L. Gates, III
                                                       Secretary

March 27, 2000

                                      LOGO

                            STONE ENERGY CORPORATION

                           625 E. Kaliste Saloom Road
                           Lafayette, Louisiana 70508

                                 (337) 237-0410

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Thursday, May 18, 2000 at 10:00 a.m., local time, in the Orleans Room, being Room 1130, of the Pan-American Life Conference Center, 601 Poydras Street, New Orleans, Louisiana, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about March 31, 2000.

         The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

         At the close of business on March 23, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 18,372,458 shares of Common Stock outstanding, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

         The Company's annual report to stockholders for the year ended December 31, 1999, including Form 10-K as filed with the Securities and Exchange Commission, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                     ITEM 1.

                              ELECTION OF DIRECTORS

         Four directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 2000, 2001 and 2002, respectively. D. Peter Canty, Raymond B. Gary, David R. Voelker and Peter K. Barker have been nominated to serve in Class I and, if elected, will serve until the Company's 2003 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Each of the nominees for director, with the exception of Peter K. Barker, currently serves as a director of the Company. The remaining six directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 2001 or 2002. On February 16, 2000, Mr. Richard A. Pattarozzi was named by the Board of Directors as a Class II Director to fill the vacancy created upon the resignation of Michael L. Finch. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE FOUR NOMINATED DIRECTORS.

         The following table sets forth information regarding the names, ages as of March 15, 2000 and principal occupations of the nominees and directors, other directorships in certain companies held by them and the length of continuous service as a director of the Company.



                             Principal Occupation and                               Director
                                  Directorships                                       Since        Age
                            --------------------------                               ------      -----
CLASS I NOMINEES

D. Peter Canty............  President and Chief Operating Officer                     1993         53
                            of the Company
Raymond B. Gary...........  Advisory Director, Morgan Stanley &                       1993         71
                            Co. Inc.
David R. Voelker..........  Private investments                                       1993         46

Peter K. Barker...........  Advisory Director, Goldman Sachs & Co., Director
                            Ameron International and Department 56, Inc.                -          51

CLASS II DIRECTORS

B. J. Duplantis...........  Managing Partner of the law firm of                       1993         60
                            Gordon, Arata, McCollam, Duplantis
                            & Eagan

John P. Laborde...........  Director, Tidewater Inc., Stewart                         1993         76
                            Enterprises, Inc., Stolt Comex
                            Seaway, S.A., and Council member,
                            American Bureau of Shipping

Richard A. Pattarozzi       Former Vice President of Shell Offshore Inc.              2000         56

CLASS III DIRECTORS

Robert A. Bernhard........  Co-Chairman of Munn, Bernhard &                           1993         71
                            Associates, Inc., an investment advisory
                            firm, and a member of McFarland, Dewey and Co. LLC,
                            an investment banking firm

Joe R. Klutts.............  Vice Chairman of the Board of the                         1993         65
                            Company

James H. Stone............  Chairman of the Board and Chief                           1993         74
                            Executive Officer of the Company;
                            Director, Newpark Resources, Inc.


         The Company was formed in March 1993 to become a holding company for The Stone Petroleum Corporation ("TSPC") and its subsidiaries. In 1997, TSPC was dissolved after a majority of its assets were transferred to Stone Energy
Corporation. Each of the nominees and directors has been engaged in the principal occupation set forth opposite his name for at least the past five years except as described below.

          David R. Voelker served as a Director of TSPC from 1991 to 1997.

         Peter K. Barker served as a General Partner for the investment banking firm of Goldman, Sachs & Co. from 1978 through his retirement in 1998. Since his retirement, he has served as an Advisory Director of Goldman, Sachs & Co.

         Richard A. Pattarozzi served as the General Manager of Shell Offshore's Deepwater Exploration and Production Division from October 1991 through December 1996 and subsequently served as Vice President of Shell Offshore Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 15, 2000 (unless otherwise indicated) by
(i) each person known by the Company to own beneficially five percent or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers,
(iii) each of the Company's directors and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

                                                      Beneficial Ownership(2)
                                                   -----------------------------
 Name of Beneficial Owner                           Shares             Percent
--------------------------                         ---------         -----------
James H. Stone (1)..........................       1,450,482(3)          7.9
Joe R. Klutts...............................         436,470             2.4
D. Peter Canty..............................         397,570(4)          2.2
James H. Prince.............................         294,522(5)          1.6
Phillip T. Lalande..........................          46,800              *
Andrew L. Gates, III........................          30,100              *
David R. Voelker............................         606,372(6)          3.3
John P. Laborde.............................          32,000              *
Robert A. Bernhard..........................         173,000(7)          1.0
Raymond B. Gary.............................          69,259(8)           *
B. J. Duplantis.............................          31,000              *
Richard A. Pattarozzi.......................             -                *
Executive Officers and Directors as a group
(consisting of 15 persons)..................       3,632,975            19.8
----------

         * Less than 1%.

(1) The address of Mr. Stone is 909 Poydras, Suite 2650, New Orleans, Louisiana, 70112.

(2) Under the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (i) Mr. Stone include 24,000 shares, (ii) Mr. Lalande include 46,700 shares, (iii) Messrs. Canty and Klutts each include 40,000 shares,
         (iv) Mr. Gates include 30,000 shares, (v) Messrs. Voelker and Duplantis each include 20,000 shares, (vi) Mr. Prince include 36,000 shares,
         (vii) Messrs. Laborde, Gary and Bernhard each include 15,000 shares and
         (viii) the executive officers and directors as a group include 366,900 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(3) Includes shares owned by two partnerships known as James H. Stone Interests and James H. Stone Interests II, of which Mr. Stone disclaims any pecuniary interest with respect to 59,226 and 16,234 shares, respectively. Also includes 7,620 shares held by Mr. Stone as custodian for the benefit of his two minor children, to which Mr. Stone disclaims any pecuniary interest. Also includes shares owned by a limited liability company in which Mr. Stone has a 4% interest.

(4)      Includes 200 shares owned by Mr. Canty's wife.

(5) Includes 500 shares held by Prince Foundation, Inc., a non-profit corporation, of which Mr. Prince is the President and a Director.

(6) Includes 72,440 shares owned by two trusts for the benefit of Mr. Stone's minor children, of which Mr. Voelker is a trustee, 346,570 shares owned by Frantzen/Voelker Investments, L.L.C., in which Mr. Voelker owns a 20% interest and 120,000 shares owned by Frantzen/Voelker Projects, L.L.C., in which Mr. Voelker owns a 20% interest. Mr. Voelker disclaims any pecuniary interest with respect to the shares owned by the trusts for the benefit of Mr. Stone's children. Also includes 1,720 shares held by Mr. Voelker as custodian for the benefit of his three minor children, to which Mr. Voelker disclaims any pecuniary interest.

(7) Includes 30,000 shares held by the Bernhard Trust "B" of which Mr. Bernhard is the trustee and a potential beneficiary, and 12,000 shares held by Mr. Bernhard's wife.

(8)      Includes 20,000 shares owned by Mr. Gary's wife.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held six meetings and took action by written consent on one occasion during 1999. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which he served. The Company has the following standing committees:

         AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Bernhard, Duplantis, Gary, Laborde and Voelker, met two times during 1999. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies and to oversee the entire audit function, both independent and internal.

         COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Bernhard, Duplantis, Gary, Laborde and Voelker, met four times during 1999 and took action by written consent on two occasions. Its principal function is to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option and Incentive Compensation Plans and has the sole authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

         EXECUTIVE COMMITTEE. The Executive Committee, which currently consists of Messrs. Canty, Duplantis, Klutts and Stone, met one time during 1999. Its principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

         INVESTMENT COMMITTEE. The Investment Committee, which consists of Messrs. Bernhard, Canty and Stone, did not meet during 1999. Its principal functions are to determine the investment objectives for the Company's cash assets and select and supervise one or more investment managers.

         PRICING COMMITTEE. The Pricing Committee, which consists of Messrs. Stone, Canty, Bernhard and Gary, met one time during 1999. Its principal function is to determine the price at which the Company's securities are initially sold.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of copies of such forms received by it, the Company believes that, during the period from January 1, 1999 to February 15, 2000, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that David R. Voelker was late in filing one monthly report relating to one transaction.

                             EXECUTIVE COMPENSATION

         The following table sets forth annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1999, 1998 and 1997 of those persons who were, at December 31, 1999, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers").


                                            Summary Compensation Table

                                                                                              Long-Term
                                                                                             Compensation
                                                                                                Awards
                                                                                       ------------------------
                                                                                         Number of Securities         All Other
    Name and Principal Position       Year       Salary        Bonus(1)       Other       Underlying Options       Compensation(2)
    ---------------------------       ----       ------        --------       -----       ------------------       ---------------
James H. Stone.....................   1999        $175,000       $140,000    $  --               --                 $23,186(3)
  Chairman of the Board and           1998         175,000         74,400       --               --                  23,366(3)
  Chief Executive Officer             1997         167,500        108,875       --               --                  28,207(3)

D. Peter Canty.....................   1999        $165,000       $132,000    $  --               --                  $8,536(4)(5)
  President and Chief                 1998         165,000         70,100       --               --                   8,554(4)(5)
  Operating Officer                   1997         157,500        102,375       --               --                   8,439(4)(5)

James H. Prince....................   1999        $120,000        $87,666    $  --               --                  $6,953(6)
  Chief Financial Officer and         1998          95,000         35,100       --               --                   6,915(6)
  Vice President                      1997          95,000         61,700       --             10,000                 6,916(6)

Andrew L. Gates, III...............   1999        $150,000        $52,500    $  --               --                  $9,372(7)
  Vice President and General          1998         120,000         51,000       --               --                   9,410(7)
  Counsel                             1997         120,000         66,000       --             10,000                 9,179(7)

Phillip T. Lalande.................   1999        $120,000        $96,000    $2,324(8)           --                $371,615(9)(10)
  Vice President-Engineering          1998         120,000         51,000     4,879(8)           --                  11,793(9)
                                      1997         105,000         68,300    10,516(8)         15,000                11,523(9)


(1) The amounts reflected in the table for 1999, 1998 and 1997 represent bonuses paid in February 2000, February 1999 and February 1998, respectively, which related to performance in 1999, 1998 and 1997, respectively.

(2) Except as indicated in the following notes, amounts in all other compensation reflect amounts contributed or accrued by the Company on behalf of the named executive officers under the Company's 401(k) profit sharing plan and the economic benefit attributable to group life insurance coverage.

(3) Includes premiums of $11,410 during 1999 and 1998 and $16,410 in 1997 paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(4) Includes $2,300 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(5) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Canty, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "--Deferred Compensation Agreements." Of the amounts reflected in the table for each of 1999, 1998 and 1997, $364, $344 and $460, respectively, are attributable to the economic benefit pursuant to the policy relating to Mr. Canty.

(6) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Prince, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "--Deferred Compensation Agreements." Of the amounts reflected in the table for each of 1999, 1998 and 1997, $595, $497 and $718, respectively, are attributable to the economic benefit pursuant to the policy relating to Mr. Prince.

(7) Includes $3,500 of premiums paid by the Company for a life insurance policy as to which the Company is not the beneficiary.

(8) Reflects amounts paid by a trust formed by the Company for the benefit of certain employees. Such trust holds net profits interests that burden properties acquired by the Company prior to July 1993.

(9) Includes $6,240 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(10) Includes $359,503 representing income attributable to the exercise of 9,300 stock options that carried an exercise price of $12.38 per share.

STOCK OPTIONS GRANTED IN 1999

         The named executive officers were not granted options to purchase shares of common stock pursuant to any Stock Option Plan during 1999.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table contains certain information concerning the value of unexercised options at December 31, 1999. During 1999, Phillip T. Lalande, a named executive officer, exercised 9,300 stock options that carried an exercise price of $12.38 per share (See Footnote 10 under the "Summary Compensation Table"). No other named executive officer exercised any stock options during the year.


                                           Number of Securities                            Value of Unexercised
                                          Underlying Unexercised                           In-The-Money Options
                                       Options at December 31, 1999                       at December 31, 1999(1)
                                 --------------------------------------------   -------------------------------------------
  Name                                Exercisable           Unexercisable           Exercisable            Unexercisable
------------------------------   -------------------   ----------------------   ------------------    ----------------------
James H. Stone..............            49,000                16,000                    $948,750                  $245,000
D. Peter Canty..............            40,000                10,000                     810,938                   153,125
James H. Prince.............            36,000                14,000                     712,063                   196,375
Phillip T. Lalande..........            46,700                19,000                   1,004,025                   319,125
Andrew L. Gates, III........            30,000                15,000                     611,625                   239,313

----------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999 of $35.63 and the per share exercise price of the stock option.

DEFERRED COMPENSATION AGREEMENTS

         Prior to 1982, a predecessor of the Company entered into deferred compensation and disability agreements (the "Deferred Compensation Agreements") with several of its employees, including D. Peter Canty and James H. Prince. Benefits under the Deferred Compensation Agreements have become fully vested. Benefits are payable in a fixed monthly amount at age 65 (or actual retirement, if later) until the later of the expiration of 180 months or the death of the employee. The Deferred Compensation Agreements also provide for monthly payments upon total disability, and certain benefits upon partial disability, until the employee reaches age 65. Mr. Canty and Mr. Prince are entitled to receive annual benefits at age 65 (or actual retirement, if later) of $28,500 and $23,880, respectively, under their Deferred Compensation Agreements.

         The Company has purchased split-dollar life insurance policies to fund its obligations under the Deferred Compensation Agreements. These policies are designed to have a cash surrender value, when the employee reaches age 65, which is sufficient to fund the Company's obligations. The Company owns the right to the cash surrender value of the policies. A substantial portion of each of the policies is payable to the beneficiaries of each employee with the remainder payable to the Company. Premiums paid by the Company pursuant to the policies relating to Mr. Canty and Mr. Prince are included under "All Other Compensation" in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

         Pursuant to the Company's 1993 Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Nonemployee Directors") will receive, upon the date of their initial election to the Board of Directors of the Company, a nonqualified stock option to purchase 1,000 shares of Common Stock. Effective as of February 16, 2000, Mr. Pattarozzi was granted an option to purchase 1,000 shares of Common Stock at an exercise price of $37.69 per share. Further, as of the date of each annual meeting of the stockholders of the Company, each Nonemployee Director, who has already received his initial option grant as described in the preceding sentence, will receive a nonqualified stock option to purchase 5,000 shares of Common Stock. Each option will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise) or by a combination of such means of payment. Generally, the fair market value of a share of Common Stock on a particular date is equal to the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on such date. Effective as of the date of the Company's 1999 Annual Meeting of Stockholders, each of Messrs. Gary, Voelker, Duplantis, Laborde and Bernhard were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $37.00 per share pursuant to the Directors' Plan.

         Except upon the occurrence of a "Change of Control" (as defined in the Directors' Plan), all options granted under the Directors' Plan have a maximum term of five years and will vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a Change of Control, each option will be exercisable in full.

         Nonemployee Directors are paid $1,500 each quarter, plus $1,000 per meeting, for attending the four regularly scheduled meetings of the Board of Directors. Each Nonemployee Director is also reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

TRANSACTIONS WITH MANAGEMENT AND CERTAIN STOCKHOLDERS

         Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and stockholders.

         James H. Stone and Joe R. Klutts collectively own 9% of the working interests in the Weeks Island Field. These interests were acquired at the same time as the Company's predecessor acquired its interests in the Weeks Island Field. In their capacity as working interest owners, they are required to pay their proportional share of all costs and are entitled to receive their proportional share of revenues.

           Prior to the Company's Initial Public Offering in 1993, The Stone Petroleum Corporation formed partnerships to acquire and manage oil and gas properties. James H. Stone and Joe R. Klutts both participated in these partnerships. On December 31, 1999, the partnerships were dissolved and the working interests were transferred to Stone Energy Corporation. All participants in the partnerships, including Messrs. Stone and Klutts, received overriding royalty interests in the related properties in exchange for their partnership interests.

         Certain officers of the Company were granted net profits interests in certain of the oil and gas properties that the Company acquired prior to 1993. The recipients of net profits interests are not required to pay capital costs incurred on the properties burdened by such interests.

         As a result of these transactions, a conflict of interest may exist between the Company and such employees and officers with respect to the drilling of additional wells or other development operations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee's principal duty is to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option and Incentive Compensation Plans and has the sole authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans they administer.

         EXECUTIVE COMPENSATION. The Committee believes that the compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but that it should also serve to align the interests of the executive officers with those of the stockholders. To achieve these ends, in addition to a competitive yet modest base salary, the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

         BASE SALARY. While the Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Committee has established a philosophy of generally providing more conservative base salaries and more aggressive incentive compensation opportunities than the market in order to strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. The Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other companies, including the Peer Group, and salary levels implied by other market data.

         INCENTIVE COMPENSATION. The Company's Annual Incentive Compensation Plan was terminated in 1996 and, in lieu thereof, the Committee adopted a discretionary bonus program. Under this program, bonuses are primarily tied to several performance criteria, including the annual return on the Company's Common Stock (including dividends and price appreciation), how such return compares to the average annual return on the common stock of the Peer Group, and the annual increases in earnings and cash flow per share and in the net asset value of the Company. The Peer Group consists of the companies named under the heading "Stockholder Return Performance Presentation." A portion of the bonuses is determined by the sole discretion of the Committee. To the extent that performance criteria are met, an incentive pool is generated. The amount of the incentive pool, however, may not exceed the aggregate base salary of all eligible employees for the relevant plan year, and no individual award to an eligible employee may exceed such employee's base salary for the relevant plan year.

         The Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of generated incentives. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of group and individual performance factors. It is the overall objective of the Company that the Incentive Plan not reward employees until the Company's stockholders have been appropriately rewarded for investing in the Company. The Committee is not required to grant awards for all amounts available under the Incentive Plan. For the 1999 performance year, a total of $4.0 million was available for awards and $3.6 million was paid. Awards granted to the named executive officers for the 1999 performance year are presented under "Bonus" in the Summary Compensation Table.

         STOCK OPTION PLANS. Stock option grants are designed to align the long-term interests of the Company's employees with those of its stockholders by directly linking compensation to stockholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in the Company. The Company's 1993 Stock Option Plan authorizes the Compensation Committee to award stock options to purchase up to 1,170,000 shares of Common Stock to employees of the Company. Since 1993, the Company has granted essentially all of the stock options available under this plan. After reviewing the stock option plans of its Peer Group, the Company's Board of Directors determined that the Company's plan had significantly fewer grantable options as a percentage of outstanding stock than the Peer Group taken as a whole. As a result, the Board of Directors approved the 1999 Stock Option Plan authorizing the Compensation Committee to award stock options to purchase up to 300,000 shares of Common Stock to employees other than officers of the Company. The Committee grants non-statutory options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options generally have ten-year terms, with exercise restrictions that lapse over a five-year period.

         On December 16, 1999, the Company's Compensation Committee granted 184,250 stock options under the 1999 Stock Option Plan to all employees other than officers at an exercise price of $35.53 per share, the fair market value of the Company's common stock on the date of grant.

         401(K) PLAN. Under the Company's 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals may be made by the Company in cash or shares of Common Stock. During 1999, the Company's discretionary match of employee deferrals totaled approximately $0.3 million. The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant.

         Salary deferral contributions are 100% vested. Matching contributions are vested over a period of five years at the rate of 20% per year. If a participant terminates employment with the Company after attaining age 65 or by reason of death or disability, however, the participant will be fully vested in his or her share of Company matching contributions. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants from the plan are available under certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's elective deferrals under the plan, the amount of Company matching contributions made to the plan and the performance of the investment funds maintained under the plan in which contributions are invested.

         CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Company's Chief Executive Officer, James H. Stone, is a competitive, but conservative, base salary and incentive compensation based upon the Company's performance.

         BASE SALARY. Mr. Stone's annual base salary for 1999 was $175,000, representing no change from 1998.

         INCENTIVE COMPENSATION. Mr. Stone was awarded a $140,000 bonus for the 1999 performance year. This award was based upon the criteria set forth above under "Executive Compensation-- Incentive Compensation."

         STOCK OPTION PLAN. Mr. Stone was not granted options to purchase shares of Common Stock pursuant to any Stock Option Plan in 1999.

                                                    Compensation Committee

                                                       Robert A. Bernhard
                                                       B. J. Duplantis
                                                       Raymond B. Gary
                                                       John P. Laborde
                                                       David R. Voelker

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

                  1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on July 8, 1993 at the initial public offering price of the Company's Common Stock of $12 per share and the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date. The Company's Common Stock began trading on the New York Stock Exchange on July 9, 1993.

                  2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the period.

                  3. Dividends are reinvested on the ex-dividend dates.

    Measurement Period
  (Fiscal Year Covered)             SGY            Peer Group         S&P 500
  ---------------------            -----          ------------       ---------
         12/31/93                  112.50            91.25            103.97
         12/31/94                  160.42            86.58            102.37
         12/31/95                  128.12           109.45            137.29
         12/31/96                  248.96           168.36            165.11
         12/31/97                  279.17           156.56            216.31
         12/31/98                  239.58            97.11            274.00
         12/31/99                  296.87           115.40            327.50

     The companies that comprise the Company's current Peer Group are as follows: Barrett Resources Corporation, Basin Exploration Inc, Cabot Oil & Gas Corporation, Chieftain International, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Forest Oil Corporation, Meridian Resource Corporation, Newfield Exploration Company, Ocean Energy, Inc., Pogo Producing Company, Snyder Oil Corporation, St. Mary Land and Exploration Company, Swift Energy Company, The Houston Exploration Company, Tom Brown, Inc. and Vintage Petroleum, Incorporated.

                                     ITEM 2.

             APPROVAL OF 2000 AMENDED AND RESTATED STOCK OPTION PLAN

GENERAL

         At the Annual Meeting, the stockholders will be asked to approve the adoption of the Stone Energy Corporation 2000 Amended and Restated Stock Option Plan (the "2000 Plan"), a copy of the 2000 Plan is attached hereto as Appendix
A. The 2000 Plan is an amendment and restatement of both the 1993 Stock Option Plan (the "1993 Plan") and of the 1999 Stock Option Plan (the "1999 Plan") and will supercede and replace in its entirety each plan. The primary differences between the 2000 Plan and its predecessors are (a) the number of shares of Common Stock subject to the 2000 Plan will be 2,500,000, which number includes the number of shares of Common Stock previously made subject to an option granted under either the 1993 Plan or the 1999 Plan and (b) a limit of 100,000 shares will be imposed on the number of shares of Common Stock that may be subject to options granted under the 2000 Plan to any one individual during a calendar year.

         The Board of Directors unanimously adopted the 2000 Plan on February 16, 2000, subject to stockholder approval at the Annual Meeting. If the 2000 Plan is not approved by the stockholders of the Company at the Annual Meeting, then no options will be granted under the 2000 Plan and the 1993 Plan and the 1999 Plan shall continue in effect as if the 2000 Plan had not occurred.

         The 2000 Plan is designed to provide a means whereby certain employees of the Company and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the 2000 Plan provides for granting (a) "incentive" stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) stock options that do not constitute incentive stock options ("non-statutory" stock options).

         The following description of certain features of the 2000 Plan is qualified in its entirety by reference to the 2000 Plan. Approval of the 2000 Plan requires the affirmative vote of a majority of the shares present, or represented, and entitled to vote at the Annual Meeting.

SUMMARY OF THE 2000 PLAN

         NUMBER OF SHARES SUBJECT TO THE 2000 PLAN. The aggregate maximum number of shares authorized to be issued under the 2000 Plan pursuant to grants of stock options is 2,500,000 shares of Common Stock. The maximum number of shares of Common Stock which may be the subject of stock options granted under the 2000 Plan to any one individual during any calendar year may not exceed 100,000 shares. In each case, these numbers may be adjusted upon a reorganization, stock split, recapitalization, or other change in the Company's capital structure. As of March 15, 2000, 123,550 shares have been issued under the 1993 Plan and no shares have been issued under the 1999 Plan in connection with the exercise of stock options, and 988,450 and 185,250 shares are subject to options currently outstanding under the 1993 Plan and the 1999 Plan, respectively.

         ADMINISTRATION. The 2000 Plan will be administered by a committee (the "Committee") of, and appointed by, the Board of Directors, and such committee will be comprised solely of two or more directors who are both (a) outside directors (within the meaning of Section 162(m) of the Code), and non-employee directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). No member of the Committee is eligible to receive a stock option under the 2000 Plan. The Compensation Committee of the Board of Directors will initially serve as the Committee.

         The Committee will have full authority, subject to the terms of the 2000 Plan, to establish rules and regulations for the proper administration of the 2000 Plan, to select the persons to whom stock options are granted, and to set the date of grant and the other terms of the options. When granting options, the Committee will consider such factors as an employee's duties and current and potential contributions to the Company's success.

         ELIGIBILITY. All of the employees of the Company and its subsidiaries (including an employee who may also be an officer or director of any such company) are eligible to participate in the 2000 Plan. The selection of employees, from among those eligible, who will receive stock options is within the discretion of the Committee.

         TERM OF THE 2000 PLAN. The 1993 Plan and the 1999 Plan were originally effective as of July 8, 1993 and December 16, 1999, respectively. The 2000 Plan will be effective as of the date of the Annual Meeting if approved by the Company's stockholders. No further options may be granted under the 2000 Plan after May 18, 2010, and the 2000 Plan will terminate thereafter once all options have been exercised or expired. The Board of Directors may, however, terminate the 2000 Plan at any time without prejudice to the holders of any then outstanding options.

         STOCK OPTIONS

         A. TERM OF OPTION. The term of each option will be as specified by the Committee at the date of grant (but not more than 10 years in the case of incentive stock options). The effect of an employee's termination of employment by reason of death, retirement, disability or otherwise will be specified in the option contract which evidences each option grant.

         B. OPTION PRICE. The option price will be determined by the Committee and will be no less than the fair market value of the shares on the date that the option is granted.

         C. SPECIAL RULES FOR CERTAIN STOCKHOLDERS. If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

         D. SIZE OF GRANT.The number of shares for which an option is granted to an employee will be determined by the Committee.

         E. STATUS OF OPTIONS. The status of each grant of options as an incentive stock option or non-statutory stock option will be designated by the Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be non-statutory stock options.

         F. PAYMENT. The option price upon exercise may, at the discretion of the Committee, be paid by an employee in cash, other shares of Common Stock owned by the employee, or by a combination of cash and Common Stock. Additionally, stock appreciation rights may be granted to eligible employees, in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, Common Stock, or a combination thereof, in an amount equal to the difference between the fair market value of the Common Stock at the date of exercise and the option exercise price. The 2000 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an option through a brokerage firm.

         G. OPTION CONTRACT. All options will be evidenced by a written contract containing provisions consistent with the 2000 Plan and such other provisions as the Committee deems appropriate.

         H. TRANSFERABILITY. No option is transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and only the employee or his guardian or legal representative may exercise any option during the employee's lifetime.

         CORPORATE CHANGE. The 2000 Plan provides that, upon a Corporate Change (as hereinafter defined), the Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, adjust the outstanding options as appropriate to reflect such Corporate Change, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The 2000 Plan provides that a Corporate Change occurs (a) if the Company is dissolved and liquidated, (b) if the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (c) if the Company sells, leases or exchanges all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors.

         AMENDMENTS. The Board of Directors may from time to time amend the 2000 Plan; however, no amendment which modifies the class of eligible employees or increases the number of shares of Common Stock authorized or available under the 2000 Plan may be adopted without the prior approval of the stockholders of the Company.

FEDERAL INCOME TAX ASPECTS OF THE 2000 PLAN

         NON-STATUTORY STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the 2000 Plan (whether or not including a stock appreciation right) and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-statutory stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax withholding requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a stock appreciation right, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax withholding requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-statutory stock option or stock appreciation right.

         INCENTIVE STOCK OPTIONS. The incentive stock options under the 2000 Plan are intended to constitute "incentive stock options" within the meaning of
Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

         Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

         SECTION 162(M) OF THE CODE. Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company believes that the income generated in connection with the exercise of stock options granted under the 2000 Plan should qualify as performance-based compensation and, accordingly, the Company's deduction for such compensation should not be limited by Section 162(m) of the Code.

         The 2000 Plan is not qualified under section 401(a) of the Code.

         The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the 2000 Plan. No consideration has been given to the effects of state, local, or other tax laws on the 2000 Plan or option recipients.

         INAPPLICABILITY   OF  ERISA.  Based  upon  current  law  and  published
interpretations, the Company does not believe the 2000 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

         Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2000 PLAN AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX A.

                                     ITEM 3.

                             APPOINTMENT OF AUDITORS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2000. The Company is advised that no member of Arthur Andersen LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

         THE  BOARD  OF  DIRECTORS   RECOMMENDS  THAT  STOCKHOLDERS  VOTE  "FOR"
RATIFICATION OF THIS APPOINTMENT.

         In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                     ITEM 4.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                              STOCKHOLDER PROPOSALS

         Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2001 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement, so that the Secretary receives it no later than November 30, 2000.

                                       By Order of the Board of Directors

                                              /s/ Andrew L. Gates, III
                                              -------------------------
                                                  Andrew L. Gates, III
                                                       Secretary
March 27, 2000





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                                                                     Appendix A

                            STONE ENERGY CORPORATION
                   2000 AMENDED AND RESTATED STOCK OPTION PLAN

                             I. Purpose of the Plan

         The STONE ENERGY CORPORATION 2000 AMENDED AND RESTATED STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of STONE ENERGY CORPORATION, a Delaware corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan may be either incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options" under the "Code"), or options which do not constitute Incentive Stock Options.

         The Plan as set forth herein constitutes an amendment and restatement of both (1) the Stone Energy Corporation 1999 Stock Option Plan (the "1999 Plan") and (2) the Stone Energy Corporation 1993 Stock Option Plan (the "1993 Plan"), each as previously adopted by the Company, and shall supersede and replace in its entirety each previously adopted plan. This amendment and restatement shall be effective as of May 18, 2000, provided this amendment and restatement is adopted by the Board of Directors of the Company prior to such date and approved by the stockholders of the Company at a duly called meeting of the stockholders (or any adjournment thereof) held on May 18, 2000 (or, if applicable, on the date of such adjournment). If this amendment and restatement is not so approved by the stockholders, then any options granted under this amendment on or after May 18, 2000, shall be considered null and void and of no effect whatsoever, the 1999 Plan and the 1993 Plan shall continue in effect as if this amendment and restatement had not occurred, and any options previously granted under either the 1999 Plan or the 1993 Plan shall continue in effect under the terms of the grant; provided, further, that thereafter options may continue to be granted pursuant to the terms of the 1999 Plan and the 1993 Plan, as in effect prior to this amendment and as may be otherwise amended hereafter.

                               II. Administration

         The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be comprised solely of two or more directors who are both (a) outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (b) nonemployee directors (within the meaning of Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Optionee during any calendar year may not exceed 100,000 (subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees, in establishing the number of shares which may be issued under each Option and in construing the provisions of the Plan shall be final.

                             III. Option Agreements

         (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefore ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that, except as provided in Subparagraph VIII(c) hereof, the Committee shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price. Further, an Option Agreement may provide for a "cashless exercise" of the Option pursuant to procedures established by the Committee (as the same may be amended from time to time).

         (b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

                           IV. Eligibility of Optionee

         Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted; provided, however, that members of the Committee shall not be eligible to be granted Options. Options may be granted to the same individual on more than one occasion. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

                          V. Shares Subject to the Plan

         The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 2,500,000 shares of Stock. For these purposes, the aggregate numbers of shares previously made subject to an Option under either the 1999 Plan or the 1993 Plan shall count against the aggregate number of shares which may be issued under Options granted under the Plan. Shares which may be issued under Options granted under the Plan may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

                                VI. Option Price

         The purchase price of Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted.

                                VII. Term of Plan

         The 1999 Plan and the 1993 Plan were effective on the dates provided therein. The Plan as amended and restated shall be effective as provided in Paragraph I. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from such effective date provided in Paragraph I.

                    VIII. Recapitalization or Reorganization

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

         (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity,
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or
(4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

         (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required stockholder action.

     (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.
                    IX. Amendment or Termination of the Plan

         The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee; and provided, further, that the Board may not, without the approval of the stockholders of the Company, make any alteration or amendment which would
(a) increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan or (b) change the class of individuals eligible to receive Options under the Plan.

                               X. Securities Laws

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.